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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13D


                   Under the Securities Exchange Act of 1934
                              (Amendment No.   )*
                                            ---


                            BSD MEDICAL CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   055662100
             ---------------------------------------------------
                                (CUSIP Number)

          c/o WILSON, BAKUTIS, JONES, SHELL, McCULLY & SAWYER, P.C.
     DONALD P. WILSON, 500 THROCKMORTEN, SUITE 1100,  FT. WORTH, TX  76102
--------------------------------------------------------------------------------
     (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                               NOVEMBER 13, 1996
             -----------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

-----------------------                                  ---------------------
  CUSIP NO.  055662100                                     PAGE 1 OF 3 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        MRS. DORA LEE LANGDON                  SOCIAL SECURITY ####-##-####
        P. O. BOX 278
        GRANBURY, TX  76048-0278

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 5                                                                        [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        CITIZEN - UNITED STATES OF AMERICA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          886,485 SHARES  (5.5%)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             886,485 SHARES (5.5%)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      886,485 SHARES (5.5%)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      5.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

Reporting Person:  Mrs. Dora Lee Langdon
                   P.O. Box 278
                   Granbury, TX 76048-0278
                   Social Security ####-##-####


Item 1.    Security and Issuer:
           -------------------
           Common Stock, $.01 par value BSD MEDICAL CORPORATION
           2188 West 2200 South
           Salt Lake City, Utah 84119


Item 2.    Identity and Background:
           -----------------------
           (a) Dora Lee Langdon

           (b) P.O. Box 278
               Granbury, TX 76048-0278

           (c) Self-Employed; Investments, Charitable Pursuits

           (d) No

           (e) No

           (f) United States of America


Item 3.    Source and Amount of Funds or Other Consideration:
           -------------------------------------------------
           Personal Funds; Fifty Thousand and No/100 ($50,000.00)


Item 4.    Purpose of Transaction:
           ----------------------
           The purpose of the transaction is for investment purposes.

           (a) No plans to acquire any additional securities of the issuer by any person; no current plans to dispose of securities of the issuer.

           (b) None

           (c) None

           (d) None

           (e) None

           (f) None

           (g) None

           (h) None

           (i) None

           (j) None


Item 5.    Interest in Securities of the Issuer:
           ------------------------------------
           (a) 886,485 shares in the aggregate; 5.5 percent of the class of securities identified pursuant to Item 1.

           (b) Dora Lee Langdon has the sole power to vote, and the sole power to direct the disposition, of 886,485 shares.

           (c) None, other than the purchase of 886,485 shares being reported pursuant to this Schedule 13D.

           (d) None

           (e) Not applicable


Item 6.    Contracts, Arrangements, Understandings or Relationships with Respect
           ---------------------------------------------------------------------
           to Securities of the Issuer:
           ---------------------------
           None


Item 7.    None


           Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           -----------------------      ------------------------------
           Date                         Signature
                                        Dora Lee Langdon, Owner